Exhibit 10.5

                              EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of March 2004, between Tiger Telematics, Inc. a Delaware corporation (the "Company") and Michael W. Carrender (the "Executive").

WHEREAS, the Executive is desirous of committing himself to serve the Company on the terms herein provided, and the Company desires to have the services of the Executive on the terms herein provided, NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein for the period commencing on the date hereof and expiring 3 years after the commencement date (the "Term"). This Agreement shall be automatically extended for unlimited successive one year periods unless it is terminated during the pendency of either the initial term or any successor term by a termination event as set forth in Section 9 or at the end of any such term by one party furnishing the other with written notice, at least 90 days prior to the expiration of such term, of an intent to terminate this Agreement upon the expiration of such term.

2. Position and Duties. Chief Executive Officer of Tiger Telematics, Inc. Executive shall serve reporting to the Board of Directors of the Company, and shall have supervision and control over, and responsibility for, the general management and operation of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with his present duties and with the Executive's position as a chief executive officer in charge of the general management of the Company. The Executive shall devote his full business time and efforts as shall be necessary to the proper discharge of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may pursue such non-competitive activities such as teaching, consulting or other remunerative or non-remunerative activities, including charitable endeavors, as do not interfere, to any material degree, with the complete performance of his obligations hereunder. The Executive shall perform his duties hereunder with due care and with professionalism commensurate with his duties in the manner he has heretofore performed such duties and will comply with all policies which from time to time may be in effect or adopted by the Company. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices. The Company shall not, without the Executive's consent, remove the Executive's principal place of residence.

3. Compensation and Related Matters. (a) Base Salary. The Executive shall receive a minimum base salary ("Base Salary") at the annual rate of $900,000 during each year of the Term hereof payable in no less than equal semimonthly installments. Any increase in Base Salary or other compensation granted by the Compensation Committee of the Board ("the Compensation Committee") shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, the Executive's Base Salary hereunder shall not thereafter be reduced. (b) Bonus Payments. In addition to Base Salary, the Executive shall be entitled to receive annual bonus payments up

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to 200% of Base  Salary,  based  on  criteria  established  by the  Compensation
Committee for each year. 32 (c) Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all properly substantiated reasonable expenses incurred by him in performing services hereunder in accordance with the policies and procedures presently established by the Company. (d) Other Benefits. The Company shall not make any changes in any Executive benefit plans or arrangements in effect on the date hereof in which the Executive participates which would adversely affect the Executive's rights or benefits hereunder, unless such change occurs pursuant to a program applicable to all Executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other Executive of the Company. The Executive shall be entitled to participate in or receive benefits under any Executive benefit plan or arrangement made available by the Company in the future to its Executives and key management Executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section 3. Notwithstanding the
foregoing,   the  Company  shall  at  a  minimum   provide  the  Executive  with
reimbursement for medical, dental, disability and life insurance coverage in an amount reasonably acceptable to the Executive and similar to coverage provided to similarly situated executives in similar businesses. (e) Vacations. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior Executive officers, but not less than four weeks in any calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its senior Executive officers. (f) Equity Interest. The Executive shall be granted a Nonqualified Option outside the Company Stock Option Plan to purchase 10 million shares of stock in the Company at $.50 at per share, vesting one third (1/3) upon on one year after execution of this agreement, one third (1/3) on two year after anniversary, and one third (1/3) on three years after anniversary. As provided in this Stock Option Agreement, all remaining options would vest immediately upon change of control of the corporation.

4. Indemnity. The Executive agrees to serve as part of the Board of Directors and the management team of the Company, and the Company shall indemnify the Executive to the fullest extent permitted by the Delaware Law. The Company agrees to keep in place a Directors and Officers Liability Insurance Policy providing not less than one million dollars ($1,000,000) in coverage for the benefit and protection of all officers and directors of the Company. 5. Non-Competition. (a) For the applicable period set forth below (the "Restricted Period"), the Executive shall not, directly or indirectly, own an interest in, manage, operate, join, control, consult, advise, or render other assistance to or participate in or be connected with, as an officer, Executive, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity ("Person") that, at such time, is engaged in any business which may be deemed competitive with the Company's business of selling and supplying vehicle telematics products and services. (the "Restricted Business"). If the Executive is terminated by the Company for cause pursuant to Section 9(c) or the Executive terminates his employment other than pursuant to Section 9(d), the Restricted Period shall be

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one (1) year from the  termination  date of the  Executive's  employment  by the
Company. If the Executive's employment is terminated without Cause, if the Executive terminates his employment for Good Reason or if the Company declines to renew the Employment Agreement after the expiration of the initial or any successor term of this Agreement, then the Restriction Period shall be six months from the date of the termination of the Executive's employment by the Company, while the Executive is paid 33 six months' salary as a severance payment pursuant to Section 10(d). (b) During the Restricted Period, the Executive shall not directly or indirectly (i) hire or employ on any basis, (ii) solicit or endeavor to entice away from the Company or its and each of its
subsidiaries,   affiliates,   licensors,   licensees,   successors   or  assigns
(collectively,   the  "Affiliates"),  or  (iii)  otherwise  interfere  with  the relationship of the Company or its Affiliates with, any person who is employed by the Company or any of its Affiliates or any person who was employed by the Company or its Affiliates within the then most recent six-month period. Further, the Executive shall not interfere in any manner with any customer, consultant, supplier or client of the Company or its Affiliates, or any Person who was a customer, consultant, supplier or client of the Company or its Affiliates within the then most recent six-month period. (c) Nothing in this Agreement shall prohibit the Executive from acquiring or holding up to an aggregate of one per cent (1%) of any issue of stock or securities of any company listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., which company engages in Restricted Business; provided, however, the Executive and the members of his immediate families shall not own any voting securities or any other interest in, or lend or contribute monies, properties or services to, any other company engaging in a Restricted Business. (d) The Executive acknowledges that a material breach of any of the covenants contained in this Section 4 would result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 4, and such other relief as may be required to specifically enforce any of the covenants in this Section 4.

6. Confidential Information. (a) During the period of his employment hereunder, and at any time for 2 years after his termination of employment by the Company or the Executive, the Executive shall not, without the written consent of the Company or a person authorized thereby, disclose to any person, other than an Executive of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an Executive of the Company, any material confidential information obtained by him while in the employ of the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. (b) Except for information or contacts provided by Executive, Executive agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Company's facilities at any time or after during his employment by the Company, except as required in the Executive's duties to the Company. The Executive agrees immediately to return

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all such  material and  reproductions  thereof in his  possession to the Company upon request and in any event upon termination of employment.

7. Ownership of Proprietary Information. (a) Except for Proprietary Information or contacts provided by Executive, Executive agrees that all information that has been created, discovered or developed by the Company or its Affiliates (including, without limitation, information relating to the development of the Company's business created, discovered, developed or made known to the Company or the Affiliates by Executive during the period of employment with the Company and information relating to Company's customers, suppliers, consultants, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the 34 Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications, and divisional applications and information about the Company's or the Affiliates' Executives and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such Executives and/or consultants). (b) The Executive further agrees that at all times, both during the period of employment with the Company and any time for two years after his termination of this Agreement, he will keep in confidence and trust all Proprietary Information, and he will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Company or the Affiliates, as appropriate, except as may be necessary in the ordinary course of performing his duties hereunder. The Executive acknowledges that the Proprietary Information constitutes a unique and valuable asset of the Company and each Affiliate acquired at great time and expense, which is secret and confidential and which will be communicated to the Executive, if at all, in confidence in the course of his performance of his duties hereunder, and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Company or the Affiliates would be wrongful and could cause irreparable harm to the Company or its Affiliates, as the case may be. Notwithstanding the foregoing, the parties agree that, at all such times, the Executive is free to use (i) information in the public domain not as a result of a breach of this Agreement, and (ii) information lawfully received from a third party who had the right to disclose such information.

8. Disclosure and Ownership of Inventions. (a) During the term of employment until the Termination Date, the Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all intellectual property rights related to the Company's business, including but not limited to, improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, patents, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Company's or the Affiliates' Executives and/or consultants (including, without limitation, job performance of such Executives and/or consultants), techniques, blueprints, sketches, records, notes, devices,

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drawings,  know-how,  data,  whether  or not  patentable,  patent  applications,
continuation  applications,   continuation-in-part  applications,  file  wrapper
continuation applications and divisional applications (collectively hereinafter referred to as the "Inventions"), made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term. (b) The Executive agrees that all Inventions shall be the sole property of the Company to the maximum extent permitted by applicable law and to the extent permitted by law shall be "works made for hire" as that term is defined in the United States Copyright Act (17 US CA, Section 101). The Company shall be the sole owner of all intellectual property rights, including but not limited to, patents, copyrights, trade secret rights, and other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions. The Executive further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries.

9. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances: 35 (a) Death. The Executive's employment hereunder shall terminate upon his death.
(b)Disability. I{ as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for 90 consecutive calendar days, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such 90 day period) shall not have returned to the performance of his duties hereunder on a full time basis, the Company may terminate the Executive's employment hereunder. (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, or (B) the willful engaging by the Executive in misconduct which is materially injurious to the business or financial condition of the Company, monetarily or otherwise, or (C) the willful violation by the Executive of the provisions of Sections 6, 7 and 8 hereof provided that such violation results in material injury to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Members of the Board, excluding the Executive, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (A), (B), or (C) of the preceding sentence, and specifying the particulars thereof in detail. (d) Termination by the Executive. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement "Good Reason" shall mean (A) a change in control of the Company (as defined below), or (B) a

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reduction in the Executive's base salary as it may have been increased from time to time, or any other failure by the Company to comply with Section 3 hereof, or
(C) failure of the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 11 hereof, (D) a defacto reduction in the Executives role or responsibilities as President and COO, or (B) A breach by the Company of any of its obligations hereunder. Termination by the Executive for any reason within this paragraph shall immediately accelerate vesting of all options granted to Executive under this Agreement For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if (Y) any "person' (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or any "person" who on the date hereof is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or (Z) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period. 36 (e) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. (f) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date an which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected).

10. Compensation Upon Termination or Death or Disability (a) If the Executive's employment shall be terminated by reason of his death, the Company shall pay to such Person as he shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a lump sum death benefit, his full Base Salary to the date of his death in addition to any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or Executive benefit plan or life insurance policy presently maintained by the Company, and such payments shall fully discharge the Company's obligations hereunder. (b) During any period that the Executive fails to perform

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his duties hereunder as a result of incapacity due to physical or mental illness
(provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that at the Company's request and expense the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor), the Executive shall continue to receive his full Base Salary and bonus payments until the Executive's employment is terminated pursuant to Section 9(b) hereof, or until the Executive terminates his employment pursuant to Section 9(d) hereof, whichever first occurs. After termination, the Executive shall be paid 100% of his Base Salary at the rate in effect at the time Notice of Termination is given for six (6) months and thereafter an annual amount equal to 75% of such Base Salary for the remainder of the Term hereunder less, in each case, any disability payments otherwise payable by or pursuant to plans provided by the Company and actually paid to the Executive in substantially equal monthly installments. (c) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement. (d) If (A) in breach of this Agreement, the Company shall terminate the Executive's employment other than pursuant to Sections 9(b) or 9(c) hereof (it being understood that a purported termination pursuant to Section 9(b) or 9(c) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or (B) the Executive shall terminate his employment for Good Reason or (C) the Company fails to renew the Agreement at the end of the initial or any successor term hereof, then 37 (i) the Company shall pay the Executive his full Base Salary through the last day of the Term at the rate in effect at the time Notice of Termination is given and the amount, if any, with respect to any year then ended, such bonus which would have accrued to the Executive on the basis of the Company's performance but which has not yet been paid to him; (ii) in addition to salary payments pursuant to Section 9(d)(i), the Company shall pay as severance pay to the Executive on the fifth day following the Date of Termination, a lump sum amount equal to the 50% of Executive's annual Base Salary at the highest rate in effect during the twelve
(12) months immediately preceding the Date of Termination; and (iii) the Company shall pay all other damages to which the Executive may be entitled as a result of the Company's termination of his employment under this Agreement, including damages for any and all loss of benefits to the Executive under the Company's Executive benefit plans which he would have received if the Company had not breached this Agreement and had his employment confirmed for the full term provided in Section 1 hereof, and including all legal fees and expenses incurred by him in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement. (e) Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Executive to the last day of the Term all Executive benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and

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programs  from which his  continued  participation  5 barred.  (f) The Executive shall not be required to mitigate the amount of any payment provided for in this
Section 9 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 9 be reduced by any compensation earned by the Executive as the result of employment by another Company after the Date of Termination, or otherwise. (g) Upon termination of the Executive's employment, the Executive shall have a put option to the Company for Executive's entire equity interest in the Company. The purchase price shall be established by a mutually acceptable appraiser, or absent such agreement on an appraiser, then by an appraiser chosen by the Executive, one chosen by the Company, and one chosen by the two appraisers. This process shall be conducted so that the valuation is completed and the Executive can received full compensation for his entire equity interest within sixty (60) days of his termination.

11. Successors; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. 38 (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devi see, legatee, or other designee or, if there be no such designee, to the Executive's estate.

12. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows: If to the
Executive: Fax: at 386-752-5029 E-mail:  mwcarrender@cs.com.  If to the Company:
Tiger  Telematics,  Inc. 10201 Centurion  Parkway North Ste. 600,  Florida 32255
Fax: 904-279-9242 Attention: Corporate Secretary or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. 13. Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

14. Entire Agreement: Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

15. Non-Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

16. Remedies for Breach. The Executive understands and agrees that any breach of Sections 4,6, 7 or 8 of this Agreement by the Executive would result in irreparable damage to the Company and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of the Company's obligations under such Sections.

17. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without regard to such State's principles of conflict of laws. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding ("Actions") relating to this Agreement shall be in the courts of the United States of America sitting in the State of Florida or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of Florida sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such Actions. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

18. Headings: Construction. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement. The parties hereto agree that should an occasion arise in which interpretation of this Agreement becomes necessary, such construction or interpretation shall not presume that the terms hereof be more strictly construed against one party by reason of any rule of construction or authorship.

19. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

20. Relationship of the Parties. Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, express or implied, on behalf of any other party. Nothing in this Agreement is intended to create or constitute a joint venture, partnership or revenue sharing arrangement between the parties hereto or persons referred to herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive: By Michael W. Carrender

______________________________


Company: Tiger Telematics, Inc.

______________________________
By: Name:
Title:

AMENDMENT TO EMPLOYMENT AGREEMENT.

AGREEMENT made as of the 22nd day of October 2004, between Tiger Telematics, Inc. a Delaware corporation (the "Company") and Michael W. Carrender Executive.

WHEREAS, the Executive had an employment agreement with the Company dated March 1, 2004 as approved by the Board of Directors.

WHEREAS, the Board of Director's has determined to increase the compensation paid executive at a Board of Directors Meeting held on October 22, 2004, based on the performance of the Company relative to completing the development of the Gizmondo, the launch of the product, fund raising of capital and other positive performance issues.

WHEREAS, whereas Executive and Board have agreed to memorialize this provision by amending the existing employment agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

    1. Amend Section 3 Compensation and Related Matters (a) Base Salary to read $1,800,000.
    2. Said amendment is effective October 1, 2004 as the beginning of the month.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive: By Michael W. Carrender

______________________________


Company: Tiger Telematics, Inc.

______________________________
By: Name:
Title:

                  SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT


         This SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT dated September 14, 2005, is by and between Tiger Telematics, Inc. ("Tiger") and Michael W. Carrender ("Carrender").

                                    RECITALS
                                    --------

         Tiger and  Carrender are parties to that certain  Employment  Agreement dated March 1, 2004 (the "Employment Agreement"). Tiger and Carrender acknowledge and agree that (i) a provision in the Employment Agreement granting a nonqualified stock option to Carrender was erroneously included in the Employment Agreement and (ii) this term was not part of the negotiated terms of the Employment Agreement, was not effected and had no force or effect as of the execution of the Employment Agreement. On May 5, 2004, Tiger's Board of Directors approved an amendment to the Employment Agreement on the terms set forth herein. Tiger and Carrender have agreed to memorialize their agreement pursuant to this Amendment.

                                    AGREEMENT
                                    ---------

         For and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tiger and Carrender agree as follows:

                  1.       Amendment  to  Employment  Agreement.  Subpart (f) of
item 3 of the Employment Agreement, titled "Equity Interest", is hereby deleted in its entirety as of the initial execution date of the Employment Agreement and is of no force or effect as of such date.

                  2.       Miscellaneous.

                  (a) This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement.

                  (b) Any future waiver, alteration, amendment or modification of any of the provisions of this Agreement with respect to the subject matter hereof shall not be valid or enforceable unless in writing and signed by all parties hereto.

                  (c) This Amendment and the Employment Agreement represent the final and entire agreement among the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior oral or written agreements, or contemporaneous or subsequent oral agreement among the parties. There are no unwritten oral agreements among the parties.

EXECUTED and DELIVERED as of the date above.


                                                   TIGER TELEMATICS, INC.


                                                   By:_________________________
                                                   Name:_______________________
                                                   Title:______________________




                                                   ____________________________
                                                     Michael W. Carrender

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